UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

  WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (NO. 333-188443)

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 (NO. 33-34694)

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 (NO. 333-134592)

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 (NO. 333-129815)

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT 1933

FOSTER WHEELER AG

(Exact Name of Registrant as Specified in Charter)

Switzerland	001-31305	98-0607469
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Shinfield Park, Reading, Berkshire RG2 9FW, United Kingdom

(Address of Principal Executive Offices)

+44 118 913 1234

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Foster Wheeler AG Omnibus Incentive Plan

FOSTER WHEELER CORPORATION DIRECTORS’ STOCK OPTION PLAN

Foster Wheeler Ltd. Omnibus incentive plan

Restricted Stock Award Agreement between Foster Wheeler
Inc. and Peter J. Ganz dated as of October 24, 2005

(Full Title of the Plans)

Sara R. Bucholtz

Corporate Secretary

Foster Wheeler AG

53 Frontage Road

PO Box 9000

Hampton, NJ 08827-9000

Telephone: +1 (908) 730 4000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Thomas B. Shropshire, Jr. Linklaters LLP One Silk Street London EC2Y 8HQ United Kingdom +44 (0) 20 7456 2000	Scott Sonnenblick Peter Cohen-Millstein Linklaters LLP 1345 Avenue of the Americas New York, NY 10105 United States +1 (212) 903 9000

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Amendment”), filed by Foster Wheeler AG (“Foster Wheeler” or the “Company”), relates to the following Foster Wheeler Registration Statements on Form S-8 (collectively, the “Registration Statements”): (i) Registration No. 333-188443; (ii) Registration No. 33-34694; (iii) Registration No. 333-134592; and (iv) Registration No. 333-129815.

As previously disclosed, pursuant to the Implementation Agreement dated February 13, 2014, by and between Amec Foster Wheeler plc (formerly AMEC plc) (“Amec Foster Wheeler”) and Foster Wheeler (as amended by the letter agreement dated March 28, 2014, the Deed of Amendment dated May 28, 2014 and the Deed of Amendment dated October 2, 2014, the “Implementation Agreement”), Amec Foster Wheeler agreed, among other things, to acquire all of the issued and to be issued Foster Wheeler registered shares, par value CHF 3.00 per share (the “Shares”).

On the terms and subject to the conditions of the Implementation Agreement, AMEC International Investments BV (a wholly owned subsidiary of Amec Foster Wheeler) (“AMEC International Investments”) commenced an exchange offer (the “Offer”) on October 7, 2014 to acquire all of the issued and to be issued Shares in exchange for consideration per Share as described in the prospectus forming part of the registration statement on Form F-4, file number 333-199116 (as amended and/or supplemented), which became effective on October 6, 2014, and the letter of transmittal for use in accepting the Offer in respect of the Shares (as amended and/or supplemented), each filed as Exhibits (a)(4)(i) and (a)(1)(i), respectively, to the Tender Offer Statement on Schedule TO, dated October 7, 2014 (as amended from time to time) filed by Amec Foster Wheeler.

On November 13, 2014 (the Effective Date), Amec Foster Wheeler announced the completion of the Offer. The Offer, which was extended by Amec Foster Wheeler, through AMEC International Investments, on November 5, 2014 from its original expiration date of November 4, 2014, expired at 11:59 pm, New York City time, on November 12, 2014. As a result of AMEC International Investments’ acceptance for payment of all Shares that were validly tendered and not validly withdrawn in accordance with the terms of the Offer, as of the Effective Date, Amec Foster Wheeler, through AMEC International Investments, beneficially owns approximately 99.03 percent (99.03%) of the outstanding Shares.

As a result, Foster Wheeler has terminated all offerings of its securities pursuant to the Registration Statements. Foster Wheeler hereby removes from registration all securities under the Registration Statements which remained unsold as of the Effective Date.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hampton, State of New Jersey, on November 13, 2014.

FOSTER WHEELER AG
By:	/s/ Sara R. Bucholtz
Sara R. Bucholtz
Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities held on the 13th day of November, 2014.

Signature	Title

/s/ Samir Y. Brikho
Samir Y. Brikho	Chief Executive Officer and President (Principal Executive Officer)

/s/ Ian P. McHoul
Ian P. McHoul	Executive Vice President, Chief Financial Officer and Treasurer (Principal Accounting Officer)

/s/ Tarun Bafna
Tarun Bafna	Director

/s/ J. Kent Masters
J. Kent Masters	Director

/s/ Stephanie S. Newby
Stephanie S. Newby	Director

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